                                                                    EXHIBIT 4(d)




                             AMENDMENT NUMBER 4 TO
                              AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT





                                       By





                           SPORT SUPPLY GROUP, INC.,
                             A Delaware Corporation

                                    Borrower





                                      And





                         LASALLE BUSINESS CREDIT, INC.,
               Formerly Known As StanChart Business Credit, Inc.,
                             A Delaware Corporation

                                    LaSalle





                                                        Dated November 27, 1996,
                                        To Be Effective As Of The EFFECTIVE DATE

                             AMENDMENT NUMBER 4 TO
                              AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT


         THIS AMENDMENT NUMBER 4 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT ("Amendment") is executed on November 27, 1996, to be effective as of the EFFECTIVE DATE (as that term is hereafter defined), by and between SPORT SUPPLY GROUP, INC., a Delaware corporation ("Borrower"), and LASALLE BUSINESS CREDIT, INC., formerly known as StanChart Business Credit, Inc., a Delaware corporation ("LaSalle").

                                    RECITALS

         Pursuant to the Amended and Restated Loan and Security Agreement between the Borrower and LaSalle dated March 23, 1995, as modified by (i) the Amendment Number 1 to Amended and Restated Loan and Security Agreement dated December 20, 1995, (ii) a letter agreement dated February 2, 1996, (iii) the Amendment Number 2 to Amended and Restated Loan and Security Agreement dated March 12, 1996, and (iv) the Amendment Number 3 to Amended and Restated Loan and Security Agreement dated September 19, 1996 (collectively, "Agreement"), LaSalle agreed to extend to the Borrower: (a) revolving loans in the maximum aggregate principal amount outstanding at any one time of Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000.00) (collectively, "Revolving Loans"); (b) a term loan in the original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,00.00) ("Term Loan"); and (c) additional term loans in the aggregate principal amount of up to Ten Million Dollars ($10,000,000.00) (collectively, "Additional Loans").

         Pursuant to a Guaranty Agreement dated September 16, 1994, SPORT SUPPLY GROUP INTERNATIONAL HOLDINGS, INC., a Delaware corporation ("Guarantor"), guaranteed the payment and performance of all of the Borrower's obligations to LaSalle, including without limitation the Borrower's obligations under the Agreement. The obligations of the Borrower and the Guarantor under and in connection with the Revolving Loans, the Term Loan and the Additional Loans (collectively, the "Loans"), are secured by the liens, assignments, pledges and security interests described in the Agreement and in various other documents and instruments (collectively with the Agreement and the Guaranty, the "Loan Documents"). Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings given to such terms in the Agreement.

         The Borrower is presently in default under the Agreement as a result of its failure to equal or exceed the minimum EBITDA required under paragraph
11.2 of the Agreement for the Fiscal Quarter which ended August 2, 1996. The Borrower has requested that LaSalle, among other things, waive the aforesaid default and modify the Agreement in certain additional respects.

         Pursuant to the terms and conditions set forth in the Modification Agreement of even date herewith between LaSalle, the Borrower and the Guarantor ("Modification Agreement"), LaSalle has agreed to the Borrower's request. It is a condition precedent to LaSalle's obligations under the Modification Agreement that LaSalle and the Borrower enter into this Amendment.

         NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1. Recitals. The Recitals set forth above are hereby incorporated into this Amendment by reference, and the Borrower and the Guarantor acknowledge that the Recitals are accurate in all respects.

         2.      Amendment.  The Agreement is hereby amended as follows:

                 a. Section 1.1 is amended by replacing the existing definitions of "Adjusted LIBOR Rate Option," "Loans," "Maximum Facility," "Maximum Revolving Credit Facility," "Notes" and "References Rate Option" with the following:

                          "ADJUSTED LIBOR RATE OPTION" shall mean a fixed annual rate which shall equal the rate obtained by adding to the Adjusted LIBOR Rate: (a) for the Revolving Loans, two hundred seventy-five (275) Basis Points; and (b) for the Term Loan, three hundred
                          (300) Basis Points.

                          "LOANS"shall mean the Revolving Loans and the Term
                          Loan.

                          "MAXIMUM FACILITY" shall mean Twenty-Five Million Dollars ($25,000,000.00).

                          "MAXIMUM REVOLVING CREDIT FACILITY" shall mean Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000.00).

                          "NOTES"shall mean the Revolving Loan Note and the Term Loan Note.

                          "REFERENCE RATE OPTION"shall mean the fluctuating annual rate which shall at all times equal the rate obtained by adding to the Reference Rate: (a) for the Revolving Loans, three-fourths of one (0.75) percentage point; and (b) for the Term Loan, one (1.0) percentage point. Changes to the Reference Rate Option shall be made effective as of, and immediately upon the date of any change in the Reference Rate.

                 b. Section 1.1 is further amended by adding the following additional definitions:

                          "CONTINUING OPERATIONS" shall mean the core institutional business of Borrower and all other businesses and activities of Borrower not otherwise described as Discontinued Operations.

                          "DISCONTINUED OPERATIONS" shall mean all golf-related operations or businesses of Borrower and all other activities of Borrower described in Borrower's Quarterly Report for the period ended August 2, 1996 filed with the Securities and Exchange Commission on Form 10-Q as "discontinued operations" or as Borrower's "retail segment."

                          "DISCONTINUED OPERATIONS ACCOUNTS" shall mean any Account owing to Borrower arising out of the sale or lease of goods as part of the Discontinued Operations.

                 c. Section 1.1 is further amended by deleting the definitions of "Additional Loans," "Additional Loan Notes," "Approved Acquisition," "Debt Service Coverage Ratio," "Interest

Coverage Ratio," "Eligible Additional Loan Expenditures," and "Eligible Equipment."

                 d. Section 2.1 is amended by replacing the existing provision, in its entirety, with the following:

                 2.1.     REVOLVING CREDIT FACILITY

                          Subject to the terms and provisions of this Agreement, including without limitation, that no Event of Default or Potential Default has occurred and all other conditions precedent to lending under
                          Section 5 hereof have been satisfied, upon the request of Borrower, made at any time and from time to time during the term hereof, LaSalle shall make revolving loans to Borrower (hereinafter individually referred to as a "Revolving Loan" and collectively as "Revolving Loans") so long as the aggregate amount of the Revolving Loans outstanding at any time does not exceed the lesser of: (a) the Maximum Revolving Credit Facility minus the sum of the aggregate undrawn face amount of any Letters of Credit, and (b) Revolving Loan Availability, at such time. For purposes hereof, "Revolving Loan Availability" shall mean, at any time, the sum of the following:

                          (A) eighty-five percent (85%) multiplied by the face amount then outstanding on existing Eligible Accounts other than Government Accounts and Discontinued Operations Accounts; plus the lesser of (i) eighty-five percent (85%) multiplied by the face amount then outstanding on existing Government Accounts which constitute Eligible Accounts, and (ii) One Million Five Hundred Thousand Dollars ($1,500,000.00); provided that if Dilution equals or exceeds five percent (5%) at any time, LaSalle may in its discretion implement appropriate reserves to reflect such increased Dilution; plus

                          (B) the lesser of (i) Twelve Million Five Hundred Thousand Dollars ($12,500,000.00) or (ii) sixty percent (60%) of the value of Eligible Finished Goods relating to Continuing Operations at such time plus forty percent (40%) of the value of Eligible Raw Materials relating to Continuing Operations at such time (each valued at the lower of cost or fair market value, on a FIFO basis, in accordance with Generally Accepted Accounting Principles); plus

                          (C) the lesser of (i) Eight Million Dollars ($8,000,000.00) or (ii) eighty-five percent (85%) multiplied by the face amount then outstanding on existing Discontinued Operations Accounts which constitute Eligible Accounts, plus sixty percent (60%) of the value of Eligible Finished Goods relating to Discontinued Operations at such time plus forty percent (40%) of the value of Eligible Raw Materials relating to Discontinued Operations at such time (each valued at the lower of cost or fair market value, on a FIFO basis, in accordance with Generally Accepted Accounting Principles); minus

                          (D) forty percent (40%) of the aggregate face amount of undrawn documentary Letters of Credit; minus

                          (E) the aggregate undrawn face amount of any standby Letters of Credit, provided that the amount advanced, in the aggregate, for Eligible Finished Goods and Eligible Raw Materials which are in transit, including those relating to both Continuing Operations and Discontinued Operations, shall not at any time exceed One Million Five Hundred Thousand Dollars ($1,500,000.00).

                          The amount of Borrower's Eligible Accounts and Eligible Inventory under this Section 2.1 shall be determined after deduction of reserves consistent with the definitions of such terms, and such other reserves, deductions or adjustments deemed necessary by LaSalle in its reasonable credit judgment to reflect Out-of-Pocket Fees and Costs and other items reimbursable to LaSalle under this Agreement which have been incurred or are anticipated but not yet paid, any breaches of the warranties, representations or covenants of Borrower under this Agreement, or any Events of Default or Potential Defaults; provided that LaSalle shall retain all of its other rights and remedies under this Agreement.

                          LaSalle also shall impose reserves for slow moving or potentially slow moving Inventory (i) against the amount of the Borrower's Eligible Finished Goods Inventory relating to Continuing Operations in the amount of One Million Dollars ($1,000,000.00), and
                          (ii) against the amount of the Borrower's Eligible Finished Goods Inventory relating to Discontinued Operations in the following amounts:

                                  Prior to 12/31/96                   $208,333
                                  From 1/1/97 through 1/31/97         $416,666
                                  From 2/1/97 through 2/28/97         $624,999
                                  From 3/1/97 through 3/31/97         $833,332
                                  From 4/1/97 through 4/30/97         $1,041,665
                                  From 5/1/97 and thereafter          $1,250,000

                          The Revolving Loans shall be evidenced by, and repayable in accordance with, a Fourth Amended and Restated Revolving Loan Promissory Note dated November 27, 1996 from the Borrower to the order of LaSalle ("Revolving Loan Note").

                          LaSalle is hereby authorized to make the Revolving Loans provided for in this Agreement based upon telephonic or other instructions received from anyone purporting to be (and which LaSalle in good faith believes to be) an authorized representative of Borrower, or at the discretion of LaSalle, if such Revolving Loans are necessary to satisfy any Obligation of Borrower to LaSalle.

                 e. Section 2.2 is amended by replacing the existing provision, in its entirety, with the following:

                 2.2.     TERM LOAN FACILITY

                 Subject to the terms and provisions of this Agreement, upon fulfillment of all the conditions precedent to any Loans under
                 Section 5 hereof, LaSalle shall make a term loan in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00), to Borrower ("Term Loan"). The Term Loan shall be evidenced by, and repayable in accordance with, a Consolidated, Amended and Restated Term Loan Promissory Note dated November 27, 1996 in the aforementioned amount, from the Borrower to the order of LaSalle ("Term Loan Note").

                 f. Section 2.3 is amended by replacing the reference therein to "Seven Million Five Hundred Thousand Dollars ($7,500,000.00)" with "Five Million Dollars ($5,000,000.00)."

                 g. Section 2.7(E) is amended by replacing the reference therein to "One Thousand Dollars ($1,000.00)" with "One Thousand Five Hundred Dollars ($1,500.00)."

                 h. Section 3.1(a) is amended by replacing the reference therein to the expiration date of "October 1, 1998" with "October 31, 1997."

                 i. The Agreement is further amended by deleting in their entirety Section 2.6(I), Rate, Additional Loans, Section 2.14, Additional Loan Facility, and Section 3.4, Reduction Of Over Advance Amount/Mandatory Prepayment Of Additional Loan.

                 j. Section 8.5 is amended by replacing the existing provision with the following:

                 8.5 LOANS AND INVESTMENTS. Make any advance, loan, investment or material acquisition of assets other than (i) advances made to employees in the ordinary course of business so long as the aggregate amount of such advances do not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate outstanding at any time; (ii) investments in marketable securities so long as the aggregate amount of such investments do not exceed One Hundred Thousand Dollars ($100,000.00) at any time; (iii) investments in short-term direct obligations of the United States government; (iv) investments in negotiable certificates of deposit issued by a bank satisfactory to LaSalle, payable to the order of Borrower or to bearer, and (v) investments in commercial paper rated A-1 or P-1, provided, that with respect to clauses (ii), (iii),
                          (iv), and (v), to the extent that the aggregate amount of investments made by Borrower exceed One Hundred Thousand Dollars ($100,000.00) at any time, Borrower shall pledge all such investments to LaSalle in form acceptable to LaSalle.

         k. Section 8.6 is amended by changing the period at the end thereof to a comma and adding the following:

                          and (iii) an unsecured foreign sourcing line of credit from Emerson Radio Corp. in an amount not to exceed Two Million Dollars ($2,000,000.00), upon terms described to and approved by LaSalle.

         l. Article 8 of the Agreement is amended by adding the following provisions at the end thereof:

                 8.18 AFFILIATE TRANSACTIONS. Transfer any cash or property to any direct or indirect shareholder of or owner of or beneficial owner of any interest in Borrower or other Affiliate or enter into any transaction, including without limitation the purchase, lease, sale or exchange of property or the rendering of any service to or by any direct or indirect shareholder of or owner of or beneficial owner of any interest in Borrower or other Affiliate; provided that Borrower may (i) sell Inventory to Affiliates, not to exceed the amount of One Hundred Thousand Dollars ($100,000.00) in any such sale or in the aggregate during any Fiscal Year, for cash for fair value in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transactions would have been made had such transfers or transactions been made at arm's length to or with a Person that is not an Affiliate, (ii) pay salaries to employee stockholders in the ordinary course of business subject to any limitations on such payments set forth in this Agreement and (iii) obtain from Emerson Radio Corp. an unsecured foreign sourcing line of credit in an amount up to Two Million Dollars ($2,000,000.00), upon terms consistent with those represented to LaSalle.

                 8.19 DISTRIBUTIONS. Purchase, redeem or retire any of its capital stock of any class, whether now or hereafter outstanding, pay, directly or indirectly, any cash, stock or other securities or property dividends or distributions to its shareholders.

                 m. Section 11.1 is amended by replacing the existing provisions with the following:

                 11.1 TANGIBLE NET WORTH. Borrower shall maintain at all times a Tangible Net Worth, calculated based on the Borrower's divisional balance sheet for Continuing Operations (net of the intercompany account relating to Discontinued Operations presently shown on Borrower's financial statements as "Due from Subsidiary"), in an amount of not less than Thirty-Six Million Five Hundred Thousand Dollars ($36,500,000.00).

                 n. Section 11.2 is amended by replacing the existing provision with the following:

                 11.2 EBITDA. Borrower shall equal or exceed an EBITDA for the fiscal periods set forth below, based solely on Continuing Operations, in the amounts set forth opposite such periods:

                          Period                                  EBITDA
                          ------                                  ------
                          Three months ending 1/31/97         ($1,000,000.00)
                          Six months ending 5/2/97            $0.00
                          Nine months ending 8/1/97           $1,500,000.00
                          Twelve months ending 10/31/97       $2,900,000.00

                 o. The Agreement is further amended by deleting in their entirety Section 11.3, Debt Service Coverage, and Section 11.4, Interest Coverage Ratio, and inserting the following provisions in their place:

                 11.3 ADVANCES TO DISCONTINUED OPERATIONS. Advances by Borrower to the Discontinued Operations, presently shown on the balance sheet of Borrower as an intercompany account entitled "Due From Subsidiary," shall not at any time exceed the sum of (i) the amount reflected on the balance sheet of Borrower as of the EFFECTIVE DATE (as that term is defined in the Modification Agreement dated November 27, 1996 between Borrower, Guarantor and LaSalle), plus (ii) Two Million Dollars ($2,000,000.00). In the event that Borrower has not sold or liquidated the Discontinued Operations prior to the end of Borrower's Fiscal Quarter ending May 2, 1997, Borrower shall submit to LaSalle prior to the end of such Fiscal Quarter a plan for liquidation or other disposition of the Discontinued Operations, which plan shall be acceptable to LaSalle in its sole discretion.

                 11.4 SALE OF DISCONTINUED OPERATIONS. Borrower shall not without the prior written consent of LaSalle enter into any agreement providing for the sale of the Discontinued Operations for a sale price which would provide net proceeds in an amount less than that portion of the Borrowing Base attributable to Discontinued Operations Accounts and Eligible Inventory relating to Discontinued Operations as of such date.

         3. Effective Date. This Amendment shall not be effective or enforceable until the "EFFECTIVE DATE," as that term is defined in the Modification Agreement.

         4. Cost And Expenses. Borrower shall pay, upon demand by LaSalle, all reasonable costs and expenses incurred by LaSalle in connection with the transactions described in this Amendment.

         5. Warranties And Representations. As an inducement to LaSalle to enter into this Amendment, Borrower makes the following representations and warranties to LaSalle and acknowledges LaSalle's justifiable reliance thereon:

                 a. As of the date of this Amendment, the Borrower is not in default under the Agreement or any of the other Loan Documents, and Borrower is in full compliance with all of the terms and conditions thereof;

                 b. As of the date of this Amendment, no event exists which is, or which with the passage of time, the giving of notice, or both, would constitute a default under the Agreement or any of the Loan Documents;

                 c. All warranties and representations previously made to LaSalle by Borrower in connection with the Loan Documents remain true, accurate and complete, in all material aspects as of the date made;

                 d. Except as previously described in writing to LaSalle, there have been no material adverse changes in Borrower's finances or operations; and

                 e. The Agreement, as modified and amended herein, is the valid and binding obligation of Borrower and is fully enforceable in accordance with its terms.

         6. Release. Borrower releases, acquits and forever discharges LaSalle and LaSalle's subsidiaries, affiliates, officers, directors, agents, employees, servants, attorneys and representatives from any and all claims, demands, debts, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses, offsets against the Borrower's obligation under the Loan Documents, and liabilities of any kind or character whatsoever, known or unknown, which Borrower ever had or now has against LaSalle or any of LaSalle's subsidiaries, affiliates, officers, directors, agents, employees, servants, attorneys or representatives.

         7. No Novation. The parties to this Amendment specifically intend that the amendment of the Agreement pursuant to this Amendment shall not constitute a novation and shall not extinguish, terminate, affect or impair Borrower's obligations under the Loan Documents.

         8. Other Terms. Other than the foregoing, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect and are ratified and confirmed in all respects by Borrower.

         9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of Borrower and LaSalle and their respective successors and assigns.

         IN WITNESS WHEREOF, this Amendment is executed under seal, with the intention that it be effective as of the EFFECTIVE DATE.


WITNESS/ATTEST:                       BORROWER:

                                      SPORT SUPPLY GROUP, INC.,
                                      A Delaware Corporation


                                      By:                          (SEAL)
-------------------------                --------------------------
                                           Name:
                                                -----------------------
                                           Title:
                                                 ----------------------


                                      GUARANTOR:

                                      SPORT SUPPLY GROUP INTERNATIONAL
                                      HOLDINGS, INC.,
                                      A Delaware Corporation


                                      By:                          (SEAL)
------------------------                 --------------------------
                                           Name:
                                                -----------------------
                                           Title:
                                                 ----------------------

                                      LASALLE:

                                      LASALLE BUSINESS CREDIT, INC.,
                                      A Delaware Corporation



                                      By:                          (SEAL)
------------------------                 --------------------------
                                           Herbert M. Kidd, II,
                                           First Vice President



                                ACKNOWLEDGEMENTS

STATE OF ______________, CITY/COUNTY OF _________________, TO WIT:

         I HEREBY CERTIFY that on this _____ day of November, 1996, before me, the undersigned Notary Public of the jurisdiction aforesaid, personally appeared ___________________________, and acknowledged himself to be _______________________ of SPORT SUPPLY GROUP, INC., a Delaware corporation, and that he, as such _____________________ being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of SPORT SUPPLY GROUP, INC., by himself as ______________________.

         IN WITNESS MY Hand and Notarial Seal.


                                                                          (SEAL)
                                               ---------------------------
                                                     NOTARY PUBLIC
My Commission Expires:


------------------------


STATE OF ______________, CITY/COUNTY OF _________________, TO WIT:

            I HEREBY CERTIFY that on this _____ day of November, 1996, before me, the undersigned Notary Public of the jurisdiction aforesaid, personally appeared ___________________________, and acknowledged himself to be ______________________ of SPORT SUPPLY GROUP INTERNATIONAL HOLDINGS, INC., a Delaware corporation, and that he, as such _______________________ being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of SPORT SUPPLY GROUP INTERNATIONAL HOLDINGS, INC., by himself as _______________________.

            IN WITNESS MY Hand and Notarial Seal.


                                                                   (SEAL)
                                        ---------------------------
                                                  NOTARY PUBLIC
My Commission Expires:


------------------------

STATE OF MARYLAND, CITY OF BALTIMORE, TO WIT:

            I HEREBY CERTIFY, that on this ____ day of November, 1996, before me, the undersigned a Notary Public of the State of Maryland, personally appeared Herbert M. Kidd, II, who acknowledged himself to be a First Vice President of LASALLE BUSINESS CREDIT, INC., a Delaware corporation, and acknowledged that he, as such First Vice President, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of LASALLE BUSINESS CREDIT, INC. by himself as First Vice President.

            IN WITNESS MY Hand and Notarial Seal.

                                                                          (SEAL)
                                               ---------------------------
                                                       NOTARY PUBLIC
My Commission Expires:


------------------------